                                                                      EXHIBIT 99

        FOR IMMEDIATE RELEASE
                                                Jonathan Ewert
                                                Modem Media . Poppe Tyson
                                                      (203) 299-7306

jewert@modempoppe.com
---------------------

                                                Corey Cutler/Peter Molineaux
                                                Media: Eileen King
                                                Morgen-Walke Associates
                                                (212) 850-5600

     Modem Media Focuses on Growth Opportunities With Key Global Clients

   Resigns AT&T; Reiterates Confidence With Analyst 1999 Consensus Estimates

Norwalk, CT - June 29, 1999 - Modem Media . Poppe Tyson (Nasdaq: MMPT), a leading builder and marketer of customer-focused e-businesses for world-class brands, announced today that it is continuing to focus on growth opportunities and has resigned its relationship with AT&T (NYSE: T).

"We are very proud of our joint accomplishments over the past few years," said G.M. O'Connell, Chairman and CEO of Modem Media. "While this has been a tremendous relationship, it is clear that our philosophies and strategies are not aligned with AT&T. This decision has not been an easy one for us, but ongoing demand for our full-service solutions around the globe from existing and new clients makes it the right decision."

O'Connell continued, "Based on worldwide demand for our services including recent client wins, our global expansion strategy, and comfort with our current revenue forecasts, the time was right to make this move. Therefore, we remain confident with our ability to meet current analyst consensus estimates for 1999."

ABOUT MODEM MEDIA

Modem Media is the leading builder and marketer of customer-focused e-businesses for world-class brands. Modem Media develops customer-driven insights to identify and capitalize on e-business opportunities, and utilizes its conceptual, technology, and marketing expertise to build, distribute, and manage differentiated e-business solutions for its clients around the globe. Modem Media's rapidly expanding global footprint includes offices in Norwalk, CT, New York, San Francisco, London, Tokyo, Hong Kong, with an affiliated office in Sao Paolo. With more than 400 professionals worldwide, Modem Media has created customer-focused Internet solutions for global brands such as 3M, Citibank, Delta Air Lines, E*Trade, IBM, JC Penney, John Hancock, Sony Computer Entertainment of America and Unilever. Modem Media's website is located at

http://www.modemmedia.com.
-------------------------

Information in this press release contains "forward-looking statements" under the Securities Act of 1933 which are not historical facts including our statements with respect to revenue growth forecasts, earnings estimates and the expansion of the Company's client base. These statements involve risks and uncertainties that could cause actual results to differ materially, including the timing of client initiatives, the costs related to the expansion of the Company's business, certain global economic conditions, and other factors more fully discussed in the Company's filings with the Securities and Exchange Commission.

                                      ###